Exhibit 99.1
Name and address of each other reporting person:

Crestview Capital Partners, LLC
c/o Crestview Capital Funds
95 Revere Drive, Suite A
Northbrook, Illinois  60062


Designated Filer:  Crestview Capital Master, LLC

Issuer & Ticker Symbol:  National Coal Corp (NCOC)

Date of Event Requiring Statement:  October 15, 2007



Crestview Capital Partners, LLC

By: /s/ Stewart Flink
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Name: Stewart Flink
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Date:  October 29, 2007